Schick Technologies Signs Strategic Distribution Agreement
                          with Patterson Dental Company

LONG ISLAND CITY, N.Y., April 14 -- Schick Technologies, Inc. (OTC: SCHK) today announced the signing of an exclusive distribution agreement with Patterson Dental Company (Nasdaq: PDCO). Beginning May 1, 2000, Patterson Dental Company will be the exclusive distributor of Schick's complete line of CDR(R) digital dental products throughout North America. As Schick's exclusive distribution partner, Patterson is expected to play a key role in the promotion, sale, installation, service and support of Schick's digital product line through the deployment of personnel in each of its branches in North America.

"We are very excited about the new strategic relationship between Schick Technologies and Patterson Dental and believe that it positions both companies to offer the dental community the most comprehensive sales and support process available in the industry today," stated Mike Stone, Vice-President of Sales and Marketing at Schick Technologies. "By fully integrating its practice management software business into its local branch offices and adding technical sales and service, Patterson has created a unique delivery system for digital technology products. Dentists can feel secure that their trusted Patterson personnel will be there to support the entire transition to digital dentistry."

"We are very excited to add Schick Technologies as a key vendor partner of Patterson Dental," stated Brian Watson, Vice President-Marketing, Patterson Dental Company. "Digital products and services are among the fastest growing markets in dentistry today. Offering the high quality products of Schick via our single-source approach will no doubt enhance the value we bring to our customers."

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company's products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x-ray devices.

The Company's plans concerning the role to be played and activities to be performed by Patterson Dental Company, and the beliefs of the Company and of Patterson as to the anticipated results and benefits of the agreement between Schick and Patterson, and other information in this announcement which is not historical constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The matters discussed in this news release are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the future sales volume of Schick's products and the ability of Schick and Patterson to successfully implement the terms of their agreement, and other risks and uncertainties including those detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Eli Schick, Investor Relations of Schick Technologies, 718-937-5765, ext. 2225